Exhibit 3.1

Execution Version

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CHANNELADVISOR CORPORATION

M. Scot Wingo hereby certifies that:

ONE: The date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was June 18, 2001.

TWO: He is the duly elected and acting President and Chief Executive Officer of ChannelAdvisor Corporation, a Delaware corporation.

THREE: The Amended and Restated Certificate of Incorporation of this company, as amended to date, is hereby further amended and restated to read as follows:

I.

The name of this company is ChannelAdvisor Corporation (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801, and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 516,974,356 shares, 300,000,000 shares of which shall be Common Stock and 216,974,356 shares of which shall be Preferred Stock. The Common Stock and the Preferred Stock shall each have a par value of $0.001 per share.

B. Subject to the provisions of Section D.5 of this Article IV and irrespective of any contrary provisions contained in Section 242 of the DGCL, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company (voting together as a single class on an as-if-converted basis).

C. Of the authorized shares of Preferred Stock, 94,069,763 shares are hereby designated “Series A Preferred Stock” (the “Series A Preferred”), 40,641,227 shares are hereby designated “Series B Preferred Stock” (the “Series B Preferred”), 5,660,378 shares are hereby designated “Series B-1 Preferred Stock” (the “Series B-1 Preferred”) and 76,602,988 shares are hereby designated “Series C Preferred Stock” (the “Series C Preferred,” and together with the Series A Preferred, the Series B Preferred and the Series B-1 Preferred, the “Series Preferred”).

D. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1.	DIVIDEND RIGHTS.

(a) Holders of Series C Preferred, Series B Preferred and Series B-1 Preferred, in preference to the holders of Series A Preferred and Common Stock, shall be entitled to receive, when and as declared by the Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Series C Original Issue Price, Series B Original Issue Price or Series B-1 Original Issue Price (each as defined below), as applicable, per annum on each outstanding share of Series C Preferred, Series B Preferred or Series B-1 Preferred, as applicable. Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative. Payment of any dividends to the holders of Series C Preferred, Series B Preferred and Series B-1 Preferred shall be on a pari passu basis.

(b) After payment in full or the setting aside for payment in full of the dividends payable to holders of Series C Preferred, Series B Preferred and Series B-1 Preferred set forth in Section 1(a), the holders of Series A Preferred, in preference to the holders of Common Stock, shall be entitled to receive, when and as declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Series A Original Issue Price (as defined below) per annum on each outstanding share of Series A Preferred. Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(c) The “Series C Original Issue Price” shall be $0.685 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Series B-1 Original Issue Price” shall be $0.53 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Series B Original Issue Price” shall be $0.4429 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Series A Original Issue Price” shall be $0.20 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Each of the Series C Original Issue Price, the Series B-1 Original Issue Price, the Series B Original Issue Price and the Series A Original Issue Price may be referred to herein as the “Original Issue Price.”

(d) So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other

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distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until the holders of Series Preferred have received a dividend in an amount equal to the greater of (1) the dividends set forth in Section 1(a) and Section 1(b) above or (2) a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock, except for:

(i) acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase, upon termination of services to the Company, (A) shares not subject to forfeiture at the fair market value of such shares or (B) shares subject to forfeiture at cost (or the lesser of cost or fair market value); or

(ii) acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares.

The provisions of this Section 1(d) shall not apply to dividends payable solely in Common Stock that result in an adjustment pursuant to Section 5(e) below, or to any repurchase of outstanding securities of the Company that is approved by the holders of Series Preferred pursuant to Section 2(g)(iii) below.

(e) Whenever a dividend or other distribution provided for in this Section 1 shall be payable in property other than cash, the value of such dividend or other distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors (including a majority of the directors designated in accordance with Section 2(h)(i)).

2.	VOTING RIGHTS.

(a) General Rights. At each meeting of stockholders or action of stockholders by written consent, each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Series C Preferred. For so long as at least five million (5,000,000) shares of Series C Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series C Preferred after the filing date hereof), in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series C Preferred, voting together as a separate class, shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Amended and Restated Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series C Preferred so as to affect them materially and adversely;

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(ii) Any amendment or waiver of any provision of the Amended and Restated Certificate of Incorporation or Bylaws of the Company that materially and adversely affects the Series C Preferred in a manner different than the effect on other series of Series Preferred;

(iii) Any increase or decrease in the authorized number of shares of Series Preferred or Common Stock;

(iv) Any Liquidation Event (as defined in Section 3(a)) or Acquisition or Asset Transfer (each as defined in Section 4(b)) that would result in proceeds to each share of Series C Preferred Stock equal to or less than two (2) times the Series C Original Issue Price;

(v) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series Preferred in right of redemption, liquidation preference, voting or dividend rights, or any increase in the authorized or designated number of any such class or series; or

(vi) Any (x) increase or decrease in the authorized number of members of the Board or (y) amendment to Section 2(h) of this Amended and Restated Certificate of Incorporation or Article III, Section 3.3 of the Bylaws of the Company.

(c) Separate Vote of Series B Preferred. For so long as at least five million (5,000,000) shares of Series B Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series B Preferred after the filing date hereof), in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series B Preferred, voting together as a separate class, shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Amended and Restated Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series B Preferred so as to affect them materially and adversely;

(ii) Any amendment or waiver of any provisions of the Amended and Restated Certificate of Incorporation or Bylaws of the Company that materially and adversely affects the Series B Preferred in a manner different than the effect on other series of Series Preferred; or

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(iii) Any increase or decrease in the authorized number of shares of Series B Preferred.

(d) Separate Vote of Series B-1 Preferred. For so long as at least one million (1,000,000) shares of Series B-1 Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series B-1 Preferred after the filing date hereof), in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series B-1 Preferred shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Amended and Restated Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series B-1 Preferred so as to affect them materially and adversely;

(ii) Any amendment or waiver of any provisions of the Amended and Restated Certificate of Incorporation or Bylaws of the Company that materially and adversely affects the Series B-1 Preferred in a manner different than the effect on other series of Series Preferred; or

(iii) Any increase or decrease in the authorized number of shares of Series B-1 Preferred.

(e) Separate Vote of Series B Preferred and Series B-1 Preferred. For so long as an aggregate of at least five million (5,000,000) shares of Series B Preferred and Series B-1 Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series B Preferred or Series B-1 Preferred after the filing date hereof), in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series B Preferred and Series B-1 Preferred, voting together as a separate class on an as converted to Common Stock basis, shall be necessary for effecting or validating any Liquidation Event or Acquisition or Asset Transfer that would result in proceeds to each share of Series B Preferred and Series B-1 Preferred equal to or less than two (2) times the Series B-1 Original Issue Price.

(f) Separate Vote of Series A Preferred. For so long as at least ten million (10,000,000) shares of Series A Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series A Preferred after the filing date hereof), in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series A Preferred shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Amended and Restated Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series A Preferred so as to affect them materially and adversely;

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(ii) Any amendment or waiver of any provisions of the Amended and Restated Certificate of Incorporation or Bylaws of the Company that materially and adversely affects the Series Preferred in a manner different than the effect on other series of Series Preferred; or

(iii) Any increase or decrease in the authorized number of shares of Series A Preferred.

(g) Separate Vote of Series Preferred. For so long as at least twenty million (20,000,000) shares of Series Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series Preferred after the filing date hereof), in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of shares of Series Preferred representing at least sixty-six and two-thirds percent (66 2/3%) of the votes represented by the outstanding Series Preferred shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any increase or decrease in the authorized number of shares of Series Preferred or Common Stock;

(ii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to any series of the Series Preferred in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number of any such class or series;

(iii) Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or any purchase of Common Stock by a subsidiary of the Company (except for acquisitions of Common Stock by the Company permitted by Section 1(d)(i) and (ii) hereof);

(iv) Any Liquidation Event or Acquisition or Asset Transfer that would result in proceeds to each holder of Series C Preferred in an amount greater than two (2) times the Series C Original Issue Price;

(v) Any sale, lease, exclusive license or other transfer of all or substantially all of the material intellectual property of the Company;

(vi) Any action not approved by the Board that would reasonably be expected to result in a fundamental change in the business of the Company from that conducted on the Original Issue Date (as defined below);

(vii) Any acquisition, by the Company or a subsidiary of the Company, of all or substantially all of the properties, assets or stock of any other entity for

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aggregate consideration, as determined by the Board in good faith, including a majority of the directors elected pursuant to Section 2(h)(i), in excess of ten percent (10%) of the Company’s consolidated net worth, as reflected on the Company’s financial statements as of the end of the preceding fiscal quarter, unless such transaction has been approved by the Board, including a majority of the directors elected pursuant to Section 2(h)(i);

(viii) Any loan or advance by the Company or a subsidiary of the Company to, or any acquisition by the Company or a subsidiary of the Company of the capital stock or other securities of, any entity that is not wholly-owned by the Company, unless such transaction has been approved by the Board, including a majority of the directors elected pursuant to Section 2(h)(i); or

(ix) Any (x) increase or decrease in the authorized number of members of the Board or (y) amendment to Section 2(h) of this Amended and Restated Certificate of Incorporation or the Article III, Section 3.3 of Bylaws of the Company.

(h) Election of Board of Directors.

(i) The holders of Series Preferred, voting together as a separate class on an as-converted basis, shall be entitled to elect three (3) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office any such director and to fill any vacancy caused by the resignation, death or removal of any such director.

(ii) The holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office any such director and to fill any vacancy caused by the resignation, death or removal of any such director.

3.	LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of Series A Preferred or Common Stock, the holders of Series C Preferred, Series B Preferred and Series B-1 Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, for each share of Series C Preferred, Series B Preferred or Series B-1 Preferred held by them, (i) an amount per share of Series C Preferred equal to the Series C Original Issue Price plus all declared and unpaid dividends on the Series C Preferred, (ii) an amount per share of Series B Preferred equal to the Series B Original Issue Price plus all declared and unpaid dividends on the Series B Preferred and (iii) an amount per share of Series B-1 Preferred equal to the Series B-1 Original Issue Price plus all declared and unpaid dividends on the Series B-1 Preferred. If, upon any such Liquidation Event, the assets of the Company (or the consideration received in the Acquisition or Asset Transfer, each as defined in Section 4 below) shall be insufficient to make payment in full to all holders of Series C Preferred, Series B Preferred and Series B-1 Preferred of the liquidation preferences set forth in this Section 3(a), then such assets

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(or consideration) shall be distributed among the holders of Series C Preferred, Series B Preferred and Series B-1 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) Upon any Liquidation Event, after payment of the full liquidation preferences of the Series C Preferred, Series B Preferred and Series B-1 Preferred as set forth in Section 3(a) above and before any distribution or payment shall be made to the holders of Common Stock, the holders of Series A Preferred shall be entitled to be paid out of the remaining assets of the Company legally available for distribution, or the remaining consideration received in such transaction, for each share of Series A Preferred held by them, an amount per share of Series A Preferred equal to the Series A Original Issue Price plus all declared and unpaid dividends on the Series A Preferred. If, upon any such Liquidation Event, the assets of the Company (or the consideration received in the Acquisition or Asset Transfer) shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in this Section 3(b), then such assets (or consideration) shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(c) After the payment of the full liquidation preferences of the Series Preferred as set forth in Section 3(a) and Section 3(b) above, the remaining assets of the Company legally available for distribution in such Liquidation Event (or the remaining consideration received by the Company or its stockholders in such Acquisition or Asset Transfer), if any, shall be distributed ratably to the holders of the Common Stock and Series Preferred on an as-if-converted to Common Stock basis until such holders of Series Preferred have received pursuant to Section 3(a) and Section 3(b) above and this Section 3(c) an aggregate amount per share of Series C Preferred, Series B-1 Preferred, Series B Preferred or Series A Preferred equal to ten (10) times the Series C Original Issue Price, Series B-1 Original Issue Price, Series B Original Issue Price or Series A Original Issue Price, as applicable; thereafter, the remaining assets of the Company legally available for distribution in such Liquidation Event (or the remaining consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock.

(d) Subject to Section 4(c) below, if the consideration to be received in a Liquidation Event is securities of a corporation or other property other than cash, its value will be deemed to be its fair market value as of the date of the closing of such Liquidation Event, as determined in good faith by the Board, including a majority of the directors elected pursuant to Section 2(h)(i).

(e) For purposes of this Section 3, a Liquidation Event shall include an Acquisition and an Asset Transfer. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of at least (i) sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series Preferred (voting together as a single class on an as-converted basis) and (ii) in the case of a Liquidation Event that would otherwise be subject to Section 2(b)(iv) hereof, a majority of the Series C Preferred (voting together as a separate class).

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4.	DEEMED CONVERSION.

(a) Notwithstanding Section 3 above, in the event of any distribution or series of distributions by the Company to stockholders pursuant to Section 3, each holder of Series Preferred shall be entitled to receive, for each share of Series Preferred then held, out of the proceeds of such Liquidation Event, the greater of the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such share (i) pursuant to Sections 3(a) through 3(c) above or (ii) in the event that each share of each series of Preferred Stock that would receive a greater amount upon conversion into Common Stock than pursuant to Sections 3(a) through 3(c) above converted into shares of Common Stock immediately prior to such Liquidation Event.

(b) For the purposes herein: (i) “Acquisition” shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization to which the Company is a party, in which the capital stock of the Company immediately prior to such consolidation, merger or reorganization, represents less than fifty percent (50%) of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor, or indebtedness of the Company or any successor is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole. The Company shall not effect any Acquisition unless the agreement for such Acquisition provides for the distribution of the consideration to be paid to the stockholders of the Company in such Acquisition in the manner provided for in this Section 4. In the event of an Asset Transfer, the Company shall, as promptly as practicable following such Asset Transfer, redeem the outstanding shares of Series Preferred in exchange for the consideration provided for in Section 3.

(c) In any Acquisition, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed to be its fair market value as of the date of the closing of such Acquisition, as set forth in the definitive agreements relating to such Acquisition, but if no such valuation provisions are provided therein, such property shall be valued as determined in good faith by the Board, including a majority of the directors elected pursuant to Section 2(h)(i), unless the definitive documentation relating to such Acquisition specifies another method of valuation thereof. In any Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed to be its fair market value as set forth in the definitive agreements relating to such Asset Transfer, but if no such valuation provisions are provided therein, such property shall be valued as determined in good faith by the Board, including a majority of the directors elected pursuant to Section 2(h)(i), on the date such determination is made. Notwithstanding the foregoing, any publicly-traded securities to be distributed to stockholders in the event of an

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Acquisition or Asset Transfer shall be valued as set forth in the definitive agreements relating to such Acquisition or Asset Transfer, but if no such valuation provisions are provided therein, such publicly traded securities shall be valued as follows:

(i) If the securities are then traded on a national securities exchange or national quotation system, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the distribution, provided that if the securities are restricted or limited in marketability in any way, then the value of the securities shall be discounted by a good faith determination by the Board, including a majority of the directors elected pursuant to Section 2(h)(i), to account for such restrictions or limited marketability; and

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution, provided that if the securities are restricted or limited in marketability in any way, then the value of the securities shall be discounted by a good faith determination by the Board, including a majority of the directors elected pursuant to Section 2(h)(i), to account for such restrictions or limited marketability.

In the event of a merger or other acquisition of the Company by another entity, the distribution date shall be deemed to be the date such transaction closes.

For the purposes of this Section 4(c), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or Nasdaq, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

5.	CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon

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conversion shall be the product obtained by multiplying the applicable Series Preferred Conversion Rate then in effect (determined as provided in Section 5(b)) by the number of shares of Series Preferred being converted.

(b) Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series C Preferred (the “Series C Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series C Original Issue Price by the Series C Preferred Conversion Price, calculated as provided in Section 5(c). The conversion rate in effect at any time for conversion of the Series B-1 Preferred (the “Series B-1 Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series B-1 Original Issue Price by the Series B-1 Preferred Conversion Price, calculated as provided in Section 5(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the “Series B Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series B Original Issue Price by the Series B Preferred Conversion Price, calculated as provided in Section 5(c). The conversion rate in effect at any time for conversion of the Series A Preferred (the “Series A Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series A Original Issue Price by the Series A Preferred Conversion Price, calculated as provided in Section 5(c). Each of the Series C Preferred Conversion Rate, the Series B-1 Preferred Conversion Rate, the Series B Preferred Conversion Rate and the Series A Preferred Conversion Rate may be referred to herein as a “Series Preferred Conversion Rate.”

(c) Series Preferred Conversion Price. The conversion price of the Series C Preferred shall initially be the Series C Original Issue Price (the “Series C Preferred Conversion Price”). The conversion price for the Series B-1 Preferred shall initially be the Series B-1 Original Issue Price (the “Series B-1 Preferred Conversion Price”). The conversion price for the Series B Preferred shall initially be the Series B Original Issue Price (the “Series B Preferred Conversion Price”). The conversion price for the Series A Preferred shall initially be the Series A Original Issue Price (the “Series A Preferred Conversion Price”). Each of the Series C Preferred Conversion Price, the Series B-1 Preferred Conversion Price, the Series B Preferred Conversion Price and the Series A Preferred Conversion Price may be referred to herein as a “Series Preferred Conversion Price.” Such initial Series Preferred Conversion Prices shall be adjusted from time to time after the Original Issue Date in accordance with this Section 5. All references to the Series Preferred Conversion Price herein shall mean the applicable Series Preferred Conversion Price as so adjusted.

(d) Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of each series of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash

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(at the Common Stock’s fair market value determined by the Board, including a majority of the directors elected pursuant to Section 2(h)(i), as of the date of such conversion) the value of any fractional share of Common Stock (after aggregation of all fractional shares) otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offering of the Company’s securities registered pursuant to the Securities Act, or a Liquidation Event of the Company, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction.

(e) Adjustment for Subdivisions or Combinations of Common Stock. If at any time or from time to time after the date that the first share of Series C Preferred is issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding Common Stock (by stock split, by payment of a stock dividend or otherwise), each Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares (by reclassification, reverse stock split or otherwise), each Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) [Intentionally Omitted].

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of any series of Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of the applicable series of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of each series of Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

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(h) Sale of Shares Below Series Preferred Conversion Price.

(i) If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(e) or 5(g) above, for an Effective Price (as defined below) less than the then effective Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series B-1 Preferred Conversion Price or Series C Preferred Conversion Price, as may be applicable (a “Qualifying Dilutive Issuance”), then and in each such case of a Qualifying Dilutive Issuance, the then existing applicable Series Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price (calculated to the nearest cent) determined by multiplying the applicable Series Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction equal to:

(A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing applicable Series Preferred Conversion Price, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) No adjustment shall be made to any Series Preferred Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this Section 5(h) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the applicable Series Preferred Conversion Price.

(iii) For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable

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by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, including a majority of the directors elected pursuant to Section 2(h)(i), and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board, including a majority of the directors elected pursuant to Section 2(h)(i), to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 5(h), if the Company issues or sells (x) any Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Common Stock, other than any Preferred Stock or any such securities which are Exempted Securities (such convertible stock or securities, other than Exempted Securities, being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Common Stock is less than the applicable Series Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that (1) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses, and (2) in the event of a dividend or distribution on the Common Stock payable in any right to acquire Common Stock for no consideration, the Convertible Securities issuable in payment of such dividend or distribution shall be deemed to have been issued or sold at consideration equal to $0.01 per share.

(C) If the minimum amount of consideration payable to the Company, or the maximum number of shares of Common Stock issuable, upon the exercise or conversion of rights, options or Convertible Securities is reduced or increased over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration or maximum number of shares of Common Stock is reduced or

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increased; provided, however, that no readjustment pursuant to this paragraph (C) shall have the effect of increasing the applicable Conversion Price to an amount above the Conversion Price that would have resulted in the event that any other adjustment pursuant to this Section 5 occurred subsequent to the original adjustment date pursuant to this Section 5(h)(iv) but prior to such readjustment pursuant to this paragraph (C).

(D) No further adjustment of the applicable Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.

(v) For the purpose of making any adjustment to any Series Preferred Conversion Price required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than the following (which are referred to herein as “Exempted Securities”):

(A) shares of Common Stock issued upon conversion of the Series Preferred;

(B) shares of Common Stock or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board, including a majority of the directors elected pursuant to Section 2(h)(i);

(C) shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date;

(D) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board, including a majority of the directors elected pursuant to Section 2(h)(i);

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(E) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board, including a majority of the directors elected pursuant to Section 2(h)(i);

(F) shares of Common Stock or Convertible Securities issued in any transaction to which holders of at least a majority of the outstanding Series C Preferred, voting together as a separate class, agree that the application of this Section 5(h) shall be waived with respect to the Series C Preferred, if such transaction would otherwise result in an adjustment to the Series C Preferred Conversion Price;

(G) shares of Common Stock or Convertible Securities issued in any transaction to which holders of at least a majority of the outstanding Series B-1 Preferred, voting together as a separate class, agree that the application of this Section 5(h) shall be waived with respect to the Series B-1 Preferred, if such transaction would otherwise result in an adjustment to the Series B-1 Preferred Conversion Price;

(H) shares of Common Stock or Convertible Securities issued in any transaction to which holders of at least a majority of the outstanding Series B Preferred, voting together as a separate class, agree that the application of this Section 5(h) shall be waived with respect to the Series B Preferred, if such transaction would otherwise result in an adjustment to the Series B Preferred Conversion Price; and

(I) shares of Common Stock or Convertible Securities issued in any transaction to which holders of at least a majority of the outstanding Series A Preferred, voting together as a separate class, agree that the application of this Section 5(h) shall be waived with respect to the Series A Preferred, if such transaction would otherwise result in an adjustment to the Series A Preferred Conversion Price.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of shares of Common Stock shall mean the quotient determined by dividing the total number of shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(h), for such shares of Common Stock. In the event that the number of shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, determinable.

(vi) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance

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other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance and within 120 days of the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the applicable Series Preferred Conversion Price shall be reduced to the applicable Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of any Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of a series of Series Preferred, if such series of Series Preferred is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Series Preferred so requesting at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of such series of Series Preferred. Failure to request or provide such notice shall have no effect on any such adjustment.

(j) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4(b)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 4(b)), or Liquidation Event or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the outstanding Series Preferred, voting together as a class on an as-converted basis) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

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(k) Automatic Conversion.

(i) Each share of Series C Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series C Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of Series C Preferred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $2.00 (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least twenty-five million dollars ($25,000,000) (a “Qualified Offering”). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(ii) Each share of Series B Preferred and Series B-1 Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series B Preferred Conversion Price or Series B-1 Preferred Conversion Price, as applicable, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of Series B Preferred and Series B-1 Preferred, voting together as a class on an as-converted to Common Stock basis, or (B) immediately upon the closing of a Qualified Offering. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(iii) Each share of Series A Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the Series A Preferred, or (B) immediately upon the closing of a Qualified Offering. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(iv) Upon the occurrence of any of the events specified in Section 5(k)(i), Section 5(k)(ii) or Section 5(k)(iii) above or Section 5(p) below, as applicable, the outstanding shares of the applicable series of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of a series of Series Preferred, the holders of such series of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or

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certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(l) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one (1) share of Common Stock (as determined by the Board) on the date of conversion.

(m) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n) Notices. Unless otherwise specifically set forth herein, any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(o) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

(p) Special Mandatory Conversion.

(i) In the event that (A) the holders of at least a majority of the Series C Preferred (as defined in that certain Series C Preferred Stock Purchase Agreement, dated on or about the date of filing of this Amended and Restated Certificate of Incorporation, by and among the Company and the Purchasers defined therein (the “Purchase Agreement”)) then

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outstanding (including the Series C Preferred purchased pursuant to the Purchase Agreement at the Initial Closing (as defined in the Purchase Agreement)) purchase, at one or more Additional Closings (as defined in the Purchase Agreement), all of the shares of Series C Preferred that such holders are required to purchase pursuant to Sections 1.2(b), 2.2(b) and 2.2(c) of the Purchase Agreement and (B) any holder of shares of Series C Preferred who purchased shares at the Initial Closing under the Purchase Agreement does not, at such Additional Closings, purchase all of such holder’s Pro Rata Portion (as defined in the Purchase Agreement) required to be purchased by such holder pursuant to Sections 1.2(b), 2.2(b) and 2.2(c) of the Purchase Agreement (a “Non-Participating Holder”), then all shares of Series C Preferred purchased by such Non-Participating Holder at the Initial Closing under the Purchase Agreement, less the Non-Converted Portion (as defined below), shall automatically, and without any further action on the part of such Non-Participating Holder, be converted into shares of Common Stock at the Series C Preferred Conversion Price in effect on such date, effective at the close of business on such date.

(ii) Upon any such conversion described in Section 5(p)(i) above (a “Special Mandatory Conversion”), any shares of Series C Preferred so converted shall be cancelled and not subject to reissuance. Upon a Special Mandatory Conversion, the outstanding shares of Series C Preferred converted pursuant to this Section 5(p) shall be converted in accordance with the provisions of Section 5(k)(iv) above. For purposes of this Section 5(p), the “Non-Converted Portion” shall mean a number of shares of Series C Preferred equal to the product of (A) the number of shares of Series C Preferred purchased by such Non-Participating Holder at the Initial Closing under the Purchase Agreement, multiplied by (B) a fraction, the numerator of which shall be equal to the aggregate number of shares of Series C Preferred purchased by such Non-Participating Holder at the Additional Closings under the Purchase Agreement, and the denominator of which shall be equal to such Non-Participating Holder’s Pro Rata Portion required to be purchased by such Non-Participating Holder pursuant to the Purchase Agreement.

6.	REDEMPTION.

(a) The Company shall be obligated to redeem the Series C Preferred as follows:

(i) The holders of at least a majority of the then outstanding shares of Series C Preferred may require the Company, to the extent it may lawfully do so, to redeem all but not less than all of the then outstanding Series C Preferred in three (3) annual installments beginning not prior to the fifth anniversary of the Original Issue Date, and ending on the date two (2) years from such first redemption date (each a “Series C Redemption Date”). The Company shall effect such redemptions on the applicable Series C Redemption Date by paying in cash in exchange for the shares of Series C Preferred to be redeemed a sum equal to the greater of (A) the Series C Original Issue Price plus declared and unpaid dividends with respect to such shares or (B) the then-current fair market value of such shares, as determined by a valuation firm of national reputation acceptable to the Board and the holders of a majority of the Series C Preferred then outstanding. The per share amount to be paid for the Series C Preferred is hereinafter referred to as the “Series C Redemption Price.” The number of shares of

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Series C Preferred that the Company shall be required to redeem on any one Series C Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series C Preferred, outstanding immediately prior to the Series C Redemption Date by (B) the number of remaining Series C Redemption Dates (including the Series C Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 6(a)(i) shall be redeemed from each holder of Series C Preferred on a pro rata basis, based on the number of shares of Series C Preferred then held.

(ii) At least thirty (30) days but no more than sixty (60) days prior to the first Series C Redemption Date, the Company shall send a notice (a “Series C Redemption Notice”) to all holders of Series C Preferred to be redeemed setting forth (A) the first Series C Redemption Date; (B) the number of shares of Series C Preferred to be redeemed from such holder; (C) the Series C Redemption Price for the shares to be redeemed; and (D) the place at which such holders may obtain payment of the Series C Redemption Price upon surrender of their share certificates. If the Company does not have sufficient funds legally available to redeem all shares of Series C Preferred to be redeemed at the Series C Redemption Date, then it shall so notify such holders and shall redeem such shares pro rata (based on the portion of the aggregate Series C Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed, with interest on the unpaid Series C Redemption Price at the rate of ten percent (10%) per annum from the Series C Redemption Date, as soon as sufficient funds are legally available.

(iii) In the event that the holders of Series B Preferred and Series B-1 Preferred vote to redeem the Series B Preferred and Series B-1 Preferred in accordance with Section 6(b) concurrently with the holders of Series C Preferred, then any such redemption shall be made on a pari passu, pro rata basis with the Series C Preferred.

(b) The Company shall be obligated to redeem the Series B Preferred and Series B-1 Preferred as follows:

(i) The holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series B Preferred and Series B-1 Preferred, voting together as a separate class on an as-converted to Common Stock basis, may require the Company, to the extent it may lawfully do so, to redeem all but not less than all of the then outstanding Series B Preferred and Series B-1 Preferred in three (3) annual installments beginning not prior to the fifth anniversary of the Original Issue Date, and ending on the date two (2) years from such first redemption date (each a “Series B Redemption Date”); provided that the Company shall receive at least sixty (60) days prior to such the first such Series B Redemption Date written notice of such request of the holders of the Series B Preferred and Series B-1 Preferred. The Company shall effect such redemptions on the applicable Series B Redemption Date by paying in cash in exchange for the shares of Series B Preferred and Series B-1 Preferred to be redeemed a sum equal to the Series B Original Issue Price or Series B-1 Original Issue Price, as applicable, plus declared and unpaid dividends with respect to such shares. The per share amount to be paid for the Series B Preferred is hereinafter referred to as the “Series B Redemption Price,” and the per share amount to be paid for the Series B-1 Preferred is hereinafter referred to as the “Series B-1 Redemption Price.” The number of shares

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of Series B Preferred or Series B-1 Preferred, as applicable, that the Company shall be required to redeem on any one Series B Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series B Preferred or Series B-1 Preferred, as applicable, outstanding immediately prior to the Series B Redemption Date by (B) the number of remaining Series B Redemption Dates (including the Series B Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 6(a)(ii) shall be redeemed from each holder of Series B Preferred and Series B-1 Preferred on a pro rata basis, based on the aggregate number of shares of Series B Preferred and Series B-1 Preferred then held.

(ii) At least thirty (30) days but no more than sixty (60) days prior to the first Series B Redemption Date, the Company shall send a notice (a “Series B Redemption Notice”) to all holders of Series B Preferred and Series B-1 Preferred to be redeemed setting forth (A) the first Series B Redemption Date; (B) the number of shares of Series B Preferred and Series B-1 Preferred to be redeemed from such holder; (C) the Series B Redemption Price and Series B-1 Redemption Price for the shares to be redeemed; and (D) the place at which such holders may obtain payment of the Series B Redemption Price or Series B-1 Redemption Price, as applicable, upon surrender of their share certificates. If the Company does not have sufficient funds legally available to redeem all shares of Series B Preferred and Series B-1 Preferred to be redeemed at the Series B Redemption Date, then it shall so notify such holders and shall redeem such shares pro rata (based on the portion of the aggregate Series B Redemption Price and Series B-1 Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed, with interest on the unpaid Series B Redemption Price or Series B-1 Redemption Price, as applicable, at the rate of ten percent (10%) per annum from the Series B Redemption Date, as soon as sufficient funds are legally available.

(iii) In the event that the holders of Series B Preferred and Series B-1 Preferred vote to redeem the Series B Preferred and Series B-1 Preferred in accordance with this Section 6(b) concurrently with the election of the holders of Series C Preferred pursuant to Section 6(a), then any such redemption shall be made on a pari passu, pro rata basis with the Series C Preferred.

(c) The Company shall be obligated to redeem the Series A Preferred as follows:

(i) At any time after all shares of Series C Preferred, Series B Preferred and Series B-1 Preferred have either (A) been converted to Common Stock pursuant to Section 5 or (B) been redeemed in full pursuant to Section 6(a) and Section 6(b) hereof, the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series A Preferred, voting together as a separate class, may require the Company, to the extent it may lawfully do so, to redeem all but not less than all of the then outstanding Series A Preferred on a date at least sixty (60) days after the date of such vote but not prior to the fifth anniversary of the Original Issue Date (the date specified by such holders being the “Series A Redemption Date”). Each Series C Redemption Date, Series B Redemption Date and the Series A Redemption Date may be referred to herein as a “Redemption Date.” The Company shall effect such redemption on the Series A Redemption Date by paying in cash in exchange for the shares

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of Series A Preferred to be redeemed a sum equal to the Series A Original Issue Price plus declared and unpaid dividends with respect to such shares. The per share amount to be paid for the Series A Preferred is hereinafter referred to as the “Series A Redemption Price.” Each of Series C Redemption Price, the Series B-1 Redemption Price, the Series B Redemption Price and the Series A Redemption Price may be referred to herein as the “Redemption Price.”

(ii) At least thirty (30) days but no more than sixty (60) days prior to the Series A Redemption Date, the Company shall send a notice (a “Series A Redemption Notice”) to all holders of Series A Preferred to be redeemed setting forth (A) the Series A Redemption Date; (B) the Series A Redemption Price for the shares to be redeemed; and (C) the place at which such holders may obtain payment of the Series A Redemption Price upon surrender of their share certificates. Each of the Series C Redemption Notice, the Series B Redemption Notice and the Series A Redemption Notice may be referred to herein as a “Redemption Notice.” If the Company does not have sufficient funds legally available to redeem all shares of Series A Preferred to be redeemed at the Series A Redemption Date, then it shall so notify such holders and shall redeem such shares pro rata (based on the portion of the aggregate Series A Redemption Price payable to them) to the extent possible and shall redeem the remaining shares, with interest on the unpaid Series A Redemption Price at the rate of ten percent (10%) per annum from the Series A Redemption Date, as soon as sufficient funds are legally available.

(d) On or prior to the applicable Redemption Date, the Company shall deposit the applicable Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of one hundred million dollars ($100,000,000), as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the applicable Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Company pursuant to this Section 6(d) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 5 hereof no later than the applicable Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Section 6(d) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Company promptly upon its written request.

(e) On or after each such Redemption Date, each holder of shares of Series Preferred to be redeemed shall surrender such holder’s certificates representing such shares to the Company in the manner and at the place designated in the applicable Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the applicable Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as a holder of Series Preferred (except the right to receive the applicable Redemption Price without interest upon surrender of their certificates) shall cease and terminate with respect

23.

to such shares; provided that in the event that shares of Series Preferred are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Series Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

(f) In the event of a call for redemption of any shares of Series Preferred, the Conversion Rights (as defined in Section 5) for such shares of Series Preferred shall terminate as to the shares designated for redemption at the close of business on the applicable Redemption Date, unless default is made in payment of the applicable Redemption Price.

(g) The Company shall not redeem any shares of Series A Preferred, except as permitted by the provisions of Section 6(c), without the written consent of the holders of a majority of the outstanding shares of Series Preferred, voting together as a class on an as-converted to Common Stock basis. The Company shall not redeem any shares of Series B Preferred or Series B-1 Preferred, except as permitted by the provisions of Section 6(b), without the written consent of the holders of shares of Series Preferred representing a majority of the votes represented by the outstanding shares of Series Preferred. The Company shall not redeem any shares of Series C Preferred, except as permitted by the provisions of Section 6(a), without the written consent of the holders of a majority of the outstanding shares of Series C Preferred.

7.	NO REISSUANCE OF SERIES PREFERRED.

No shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

V.

A. The Company shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented from time to time, indemnify its directors and executive officers from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section as amended or supplemented (or any successor), and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or executive officer and shall inure to the benefit of the heirs, executors and administrators of such a director or executive officer.

B. No director shall be personally liable to the Company or its stockholders for any monetary damages for breaches of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law: (i) for any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 or successor provisions of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the

24.

liability of a director for any act or omission if such elimination or limitation is prohibited by the DGCL. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

VII.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Company may provide. The books of the corporation may be kept (subject to any provision contained in the DGCL) outside of the State of Delaware at such place or places as may be designated from time to time by the Board or the Bylaws.

VIII.

In the event that a director of the Company who is also a partner, employee or affiliate of an entity that is a holder of Series Preferred and that is in the business of investing and reinvesting in other entities (each, a “Fund”) acquires knowledge of a potential transaction or matter in such person’s capacity as a partner or employee of the Fund and that may be a corporate opportunity for both the Company and such Fund (a “Corporate Opportunity”), then (i) the Company renounces any expectancy that such director or Fund offer an opportunity to participate in such Corporate Opportunity to the Company, (ii) such director shall, to the fullest extent permitted by law, have fully satisfied and fulfilled his fiduciary duty to the Company and its stockholders with respect to such Corporate Opportunity, and (iii) the Company, to the fullest

25.

extent permitted by law, waives any claim that such Corporate Opportunity constituted a corporate opportunity that should have been presented to the Company or any of its affiliates; provided, however, that such director acts in good faith and such opportunity was not offered to such person in his or her capacity as a director of the Company.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of the Company.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

[SIGNATURE PAGE FOLLOWS]

26.

IN WITNESS WHEREOF, CHANNELADVISOR CORPORATION has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 29th day of August, 2008.

CHANNELADVISOR CORPORATION

Signature:

Print Name:	M. Scot Wingo

Title:	President and Chief Executive Officer

FIRST CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHANNELADVISOR CORPORATION

CHANNELADVISOR CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the corporation is ChannelAdvisor Corporation (the “Company”).

SECOND: The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is June 18, 2001.

THIRD: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions approving the following amendments to the Company’s Amended and Restated Certificate of Incorporation:

1. Section A of Article IV of the Company’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 523,871,368 shares, 303,500,000 shares of which shall be Common Stock and 220,371,368 shares of which shall be Preferred Stock. The Common Stock and the Preferred Stock shall each have a par value of $0.001 per share.”

2. Section C of Article IV of the Company’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“Of the authorized shares of Preferred Stock, 94,069,763 shares are hereby designated “Series A Preferred Stock” (the “Series A Preferred”), 40,641,227 shares are hereby designated “Series B Preferred Stock” (the “Series B Preferred”), 5,660,378 shares are hereby designated “Series B-1 Preferred Stock” (the “Series B-1 Preferred”) and 80,000,000 shares are hereby designated “Series C Preferred Stock” (the “Series C Preferred,” and together with the Series A Preferred, the Series B Preferred and the Series B-1 Preferred, the “Series Preferred”).”

FOURTH: This First Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this First Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Company on this 21st day of March, 2012.

CHANNELADVISOR CORPORATION

By:
M. Scot Wingo
Chief Executive Officer

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHANNELADVISOR CORPORATION

CHANNELADVISOR CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the corporation is ChannelAdvisor Corporation (the “Company”).

SECOND: The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is June 18, 2001.

THIRD: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions approving the following amendments to the Company’s Amended and Restated Certificate of Incorporation:

1. Section 6(a)(i) of Article IV of the Company’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

(i) The holders of at least a majority of the then outstanding shares of Series C Preferred may require the Company, to the extent it may lawfully do so, to redeem all but not less than all of the then outstanding Series C Preferred in three (3) annual installments beginning not prior to November 30, 2014, and ending on the date two (2) years from such first redemption date (each a “Series C Redemption Date”). The Company shall effect such redemptions on the applicable Series C Redemption Date by paying in cash in exchange for the shares of Series C Preferred to be redeemed a sum equal to the greater of (A) the Series C Original Issue Price plus declared and unpaid dividends with respect to such shares or (B) the then-current fair market value of such shares, as determined by a valuation firm of national reputation acceptable to the Board and the holders of a majority of the Series C Preferred then outstanding. The per share amount to be paid for the Series C Preferred is hereinafter referred to as the “Series C Redemption Price.” The number of shares of Series C Preferred that the Company shall be required to redeem on any one Series C Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series C Preferred, outstanding immediately prior to the Series C Redemption Date by (B) the number of remaining Series C Redemption Dates (including the Series C Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 6(a)(i) shall be redeemed from each holder of Series C Preferred on a pro rata basis, based on the number of shares of Series C Preferred then held.

2. Section 6(b)(i) of Article IV of the Company’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

(i) The holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series B Preferred and Series B-1 Preferred, voting together as a separate class on an as-converted to Common Stock basis, may require the Company, to the extent it may lawfully do so, to redeem all but not less than all of the then outstanding Series B Preferred and Series B-1 Preferred in three (3) annual installments beginning not prior to November 30, 2014, and ending on the date two (2) years from such first redemption date (each a “Series B Redemption Date”); provided that the Company shall receive at least sixty (60) days prior to such the first such Series B Redemption Date written notice of such request of the holders of the Series B Preferred and Series B-1 Preferred. The Company shall effect such redemptions on the applicable Series B Redemption Date by paying in cash in exchange for the shares of Series B Preferred and Series B-1 Preferred to be redeemed a sum equal to the Series B Original Issue Price or Series B-1 Original Issue Price, as applicable, plus declared and unpaid dividends with respect to such shares. The per share amount to be paid for the Series B Preferred is hereinafter referred to as the “Series B Redemption Price,” and the per share amount to be paid for the Series B-1 Preferred is hereinafter referred to as the “Series B-1 Redemption Price.” The number of shares of Series B Preferred or Series B-1 Preferred, as applicable, that the Company shall be required to redeem on any one Series B Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series B Preferred or Series B-1 Preferred, as applicable, outstanding immediately prior to the Series B Redemption Date by (B) the number of remaining Series B Redemption Dates (including the Series B Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 6(a)(ii) shall be redeemed from each holder of Series B Preferred and Series B-1 Preferred on a pro rata basis, based on the aggregate number of shares of Series B Preferred and Series B-1 Preferred then held.

3. Section 6(c)(i) of Article IV of the Company’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

(i) At any time after all shares of Series C Preferred, Series B Preferred and Series B-1 Preferred have either (A) been converted to Common Stock pursuant to Section 5 or (B) been redeemed in full pursuant to Section 6(a) and Section 6(b) hereof, the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series A Preferred, voting together as a separate class, may require the Company, to the extent it may lawfully do so, to redeem all but not less than all of the then outstanding Series A Preferred on a date at least sixty (60) days after the date of such vote but not prior to November 30, 2014 (the date specified by such holders being the “Series A Redemption Date”). Each Series C Redemption Date, Series B Redemption Date and the Series A Redemption Date may be referred to herein as a “Redemption Date.”

The Company shall effect such redemption on the Series A Redemption Date by paying in cash in exchange for the shares of Series A Preferred to be redeemed a sum equal to the Series A Original Issue Price plus declared and unpaid dividends with respect to such shares. The per share amount to be paid for the Series A Preferred is hereinafter referred to as the “Series A Redemption Price.” Each of Series C Redemption Price, the Series B-1 Redemption Price, the Series B Redemption Price and the Series A Redemption Price may be referred to herein as the “Redemption Price.”

FOURTH: This Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Company on this 15th day of November, 2012.

CHANNELADVISOR CORPORATION

By:
M. Scot Wingo
Chief Executive Officer